Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

               I hereby consent to the use in the Registration Statement on Form SB-2 of Magic Media Networks, Inc. of my report dated January 5, 2004 relating to the balance sheets as of October 31, 2003 and October 31, 2002 and the related statements of operations, changes in stockholders' deficit and cash flows for the two years in the period ended October 31, 2003 of Magic Media Networks, Inc. I also hereby consent to the reference to me under the heading "Experts" in such Registration Statement.

/s/ Michael F. Cronin

Michael F. Cronin, CPA
Rochester, New York
June 8, 2004